EXHIBIT K11

                             As of October 29, 1997


Mr. Paul E. Saidnawey
Ten Winthrop Square
Boston, MA  02110

Dear Mr. Saidnawey:

         This letter agreement confirms your engagement by The New America High Income Fund, Inc. (the "Fund") to provide the services set forth below, subject to the overall supervision of the President of the Fund for the term and on the terms set forth in this Agreement. You hereby accept such engagement and agree during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

1.       Duties
         ------

         (a) Subject to the supervision of the President of the Fund, you shall perform the following services:

                  a. Assist in the preparation and filing of the Fund's federal, state and local income tax returns and any other required tax returns;

                  b. Prepare and distribute all required compliance reports relating to the Fund's senior securities, if any, based on information provided or such other similar functions as may be required as a result of any other capital structure adopted by the Fund;

                  c. Maintain the Fund's compliance model and work with the Fund's accountants on the quarterly review of the model;

                  d. Assist in the preparation of the Fund's financial statements and Form N-SAR; and

                  e. Perform any other analysis requested from time to time by the Fund.

         It is agreed that your services hereunder shall be your primary responsibility but shall not be exclusive with respect to the Fund. You shall be entitled to take reasonable vacations


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Paul E. Saidnawey
As of October 29, 1997
Page 2



on reasonable advance notice and agree to cooperate with the Fund and Ms. Terry in arranging for coverage of the functions described herein during your absence.

         (b) Without the prior written consent of the Fund, you will not, at any time, either during or subsequent to employment by the Fund, use any Confidential Information for the benefit of anyone other than the Fund, or disclose any Confidential Information to anyone except in furtherance of the Fund's interests. The term "Confidential Information" includes all information, not generally known or available to the public or the trade, which is acquired by you from the Fund, its affiliates, or service providers and which relates to the Fund or its operations.

2.       Fee
         ---

         The Fund will pay you at an annual rate of $________ for your services described herein. Such fee shall be payable in prorated monthly installments on the first business day of each month commencing in ___________ 1997, subject to proration for partial months.

3.       Expenses
         --------

         You shall bear your own expenses incurred in connection with this Agreement; provided, however, that the Fund shall provide for you at its own cost the facilities, equipment (including telephone, fax and computer facilities), personnel, support services and supplies at the offices of the Fund or at such other offices as the Fund may occupy from time to time.

4.       Term
         ----

         This Agreement shall continue in effect until terminated as provided herein. This Agreement may be terminated at any time without the payment of any penalty by the Fund on 90 days' written notice to you or by you at any time without the payment of any penalty on 90 days' written notice to the Fund.

5.       Responsibility; Indemnification
         -------------------------------

         You assume no responsibility under this Agreement other than to render the services called for hereunder, and specifically you assume no responsibility for investment advice or the investment or reinvestment of the Fund's assets. You shall not be liable to the Fund for any action taken or omitted to be taken by you in connection with the performance of any of your duties or obligations under this Agreement, and the Fund shall indemnify you and hold you



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Paul E. Saidnawey
As of October 29, 1997
Page 3




harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement, provided the Fund has consented to such settlement and had an opportunity to defend the relevant matter at its own expense) incurred by you in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by you in connection with the performance of any of your duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect you against or entitle or be deemed to entitle you to indemnification in respect of any liability to the Fund or its security holders to which you would otherwise be subject by reason of (a) willful misfeasance, bad faith or gross negligence in the performance of your duties, (b) your receipt of an improper personal benefit in money, property or service, or (c) in the case of any criminal proceeding, your having reasonable cause to believe the act or omission was unlawful.

6.       Miscellaneous
         -------------

         This Agreement may be amended by mutual written consent. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and you, and supersedes and terminates any prior agreement between us. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940. In the case of any conflict the Investment Company Act of 1940 shall control.




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Paul E. Saidnawey
As of October 29, 1997
Page 4





         Please indicate your acceptance of the terms set forth herein by signing the enclosed copy of this letter in the space provided below and returning it to the Fund, whereupon this letter shall become a binding agreement.

                                          Very truly yours,

                                          THE NEW AMERICA HIGH INCOME FUND, INC.


                                          By: /s/ Robert F. Birch
                                              --------------------------
                                              Robert F. Birch, President

ACCEPTED AND AGREED TO
AS OF October 29, 1997



/s/ Paul E. Saidnawey
--------------------------
Paul E. Saidnawey



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